SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	June 24, 2009

Habersham Bancorp
(Exact Name of Registrant as Specified in its Charter)

Georgia	0-13153	58-1563165
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

P. O. Box 1980
Historic Highway 441 North,
Cornelia, GA 30531
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code	(706) 778-1000

N/A
(Former Name or Former Address, if Changed Since Last Report)

Item 1.01.	Entry into a Material Definitive Agreement.

On June 24, 2009, Habersham Bank (the “Bank”), the subsidiary bank of Habersham Bancorp (the “Company”), entered into an Order to Cease and Desist (the “Order”) with the Department of Banking and Finance (the “Department”).  The Regional Director of the Federal Deposit Insurance Corporation (the “FDIC”) has acknowledged the Order.  The Order will become effective 10 days after issuance.

The Order is based on the findings of the Department during an on-site examination conducted as of September 22, 2008.  Since the completion of the examination, the Board of Directors has aggressively taken steps to address the findings of the exam.  The Bank and its Board of Directors have taken an active role in working with the Department to improve the condition of the Bank and have already addressed many of the items included in the Order.

Under the terms of the Order, the Bank will prepare and submit written plans and/or reports to the regulators that address the following items: maintaining sufficient capital at the Bank; improving the Bank’s liquidity position and funds management practices; reducing adversely classified items; reviewing and revising as necessary the Bank’s allowance for loan and lease losses policy; continuing to improve loan underwriting, loan administration, and portfolio management; reducing concentrations of credit; and revising and implementing a profitability plan and comprehensive budget to improve and sustain the Bank’s earnings.  While the Order remains in place, the Bank may not pay cash dividends or bonuses without the prior written consent of the regulators.

The Company and the Bank believe that the proactive steps the management and Board have already undertaken will help the Bank address the Order and the concerns that gave rise to the Order.  Banking products and services and hours of business are the same, and the Bank’s deposits are insured by the FDIC to the maximum limits allowed by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Habersham Bancorp

Dated: June 29, 2009	By:	/s/ David D. Stovall
	Name:	David D. Stovall
	Title:	President